Letter to Shareholders

FISCAL Q2 | 2023

SUPER LEAGUE

The *Rocketship* to Virtual Worlds.

NASDAQ: SLGG

August 14, 2023

Fellow Shareholders,

I'm pleased to bring you another quarterly update on our business and review our second quarter 2023 financial results. We continued to deliver step-change top line growth once again setting a second quarter revenue record. Our revenues saw a nice uptick from Q1, growing 52% sequentially to just over $5 million, and we are just halfway through the third quarter with enough line of sight on bookings to know we will once again set a same quarter revenue record. Our strategy is working, and operating leverage is kicking in. We are proving we can take a greater share of advertisers' wallets, proven through larger deal sizes and continued high customer repeat percentages. Our sales force effectiveness is increasing as indicated by higher total revenue wins per seller. Importantly, our win rate continues to trend upwards of 50%, indicating we are the ideal partner for the brands we service. And we have signature clients like Hamilton and Yas Island where we are delivering immersive experiences that are not just short-term campaigns, but persistent virtual worlds that change the size and distribution of our revenues to more recurring, forecastable in nature and less like an advertising model. We are a leading scalable, vertically integrated publishing machine across some of today's largest digital social platforms and a metaverse innovation engine for the future of the immersive web.

Now to walk through some of our operating highlights.

Q2 Operating Highlights

Finding the right partnerships will play a vital role in our growth and we found one such partner in LandVault, the largest construction company in the metaverse, who we formed a strategic partnership with in April. This created a unique powerful metaverse alliance ready to provide brands with scalable solutions and bridge the gap between Web2 and Web3. Together, we have already launched programs in the UAE specific to virtual tourism and see the opportunities abound in this vertical alone across the greater Gulf Cooperation Council (GCC) countries. Combining the two company's notable successes from global consumer brands to international sports franchises to entertainment conglomerates and government agencies, we share a common vision regarding the evolution of immersive technology and how it will rapidly fuel a more immersive web. If you didn't get a chance to, be sure to check out the replay of our joint webinar where we outline the power of this alliance.

As I mentioned last quarter, M&A and consolidation are ongoing themes in our nascent industry, and our leading position makes us a magnet for opportunities. To that end, we opportunistically acquired Melon in a shareholder friendly, intelligently structured deal. Melon, now branded as SL Studios, is a ground-breaking development studio renowned for creating award winning, high-profile experiences across an impressive array of global brands including the likes of **The NFL, Chipotle, American Girl, Clarks, and Dave & Buster's**. The Chipotle activation alone provided us with a particular point of differentiation beyond delivering material engagement. **Not only did our immersive experiences deliver 24 million visits and generated billions of PR impressions, but we also set records for Chipotle's highest digital app download day** and second highest digital food sales day ever along with giving away 130,000 burritos in just 30 minutes. Similarly, our June activation with Clarks shoe brand created a two-way street between the digital and physical worlds driving real life customers into an immersive Clark's digital world to try on new shoe styles and back to the store for purchase. We believe being a leader in measurable digital-to-physical conversion is a game-changer for brands and for Super League. Finally, it is of note that this accretive acquisition raises our in-house publishing capacity which should in turn improve our publishing margin profile and augments **our vertically integrated one-stop shop and gold standard in this fast-growing sector.**


130,000 FREE BURRITOS


A Scalable, Vertically Integrated Publishing Engine for the Immersive Web
Publishing Original and Custom Worlds and Experiences
Marketing Solutions for Brands and Advertisers
Tools and Services for Creators and Builders
CREATE
GROW
MONETIZE
OPTIMIZE

Subsequent Operating Highlights & Context

We continued to establish strong partnerships, and none more impactful than the recent announcement of our strategic partnership with

Roblox, in our view the most significant social digital platform in the world. While **we continue to reach more than 100 million monthly unique players in Roblox alone** through our distributed network of game worlds, this partnership gives us access to their astounding audience reach in the hundreds of millions to sell our immersive experiences and dynamic content along with their innovative ad inventory. The added capabilities augment Super League's powerful end-to-end, innovative solutions, and we believe will result in larger deal sizes along with new leads with brand partners introduced to us by Roblox themselves.

And every week, we are creating powerful, high-impact immersive experiences for brands with our technology and capabilities. One of the coolest experiences we launched recently was in partnership with **Interscope Records**, the world leader in music entertainment, for the ***Imagine Dragons: Live in Vegas, Hulu Watch Party on Roblox***. This exclusive digital event marked the first-ever music documentary watch party on Roblox and created an innovative way to bring an immersive concert watch party to life and activate their massive fanbase.


HAMILTON
SIMULATOR

Yet, nothing can quite compare to bringing the biggest Broadway hit ever into the metaverse with last week's launch of the Hamilton Simulator. This is a revolutionary way to experience and bring to life the show's groundbreaking music. Through innovative design and iconic, artistic set pieces, new and existing fans alike can now immerse themselves into an adventure inspired by history with themed activities and interactive discovery of the magic of Hamilton. As we know, Hamilton is a once-in-a-generation cultural touchstone, and this experience further demonstrates that anything that exists in the physical world can have a virtual twin to reach new, younger audiences and prove that learning about American history can be gamified in a way that makes education more fun and memorable. The results so far speak for themselves – our world experienced 100,000 visits in the first day alone with an average play session of 27 minutes, and the press have fueled interest with 429 pieces of coverage reaching an audience of 6.5 billion.

Before we get into the quarterly financial details, let's quickly review some of our pipeline trends. We continue to maintain a high repeat percentage of 70%+ for our immersive experiences and products. This indicates that we are not only delivering on advertisers' ROI, but also this new marketing channel is increasingly becoming a standard "go to" for their marketing campaigns. As well, we continue to attract new verticals beyond entertainment, toys and gaming with notable growth in the categories of fashion, beauty, automotive, financial services and tourism. We have already booked four deals this year that are over $1M in value versus one singular deal last year with the likes of Kraft Foods and Toyota, and there are more seven-figure deals we are tracking towards conversion in the pipe. Our average deal size in the pipeline remains in the $300,000 range with 60% of the deals we are pursuing being six-figures in nature. And as I mentioned at the start, our sales force effectiveness is on the rise. **In 2022, the bar for a top seller was about $3 million in annual sales, and the 2023 trend line is pushing that benchmark up to $4 to 5 million for our highest performing sales executives putting the potential capacity of our direct selling team at $32-40 million per year.**

Finally, we now have a leaner operating structure, after vigorous cost-cutting initiatives, dedicated to revenue generation and achieving profitability. The successful completion of a $24.4 million capital raise including $10.3 million in the second quarter has helped us eliminate all debt and shore up our balance sheet during the period. Looking ahead as we enter the seasonally strong second half of the year for us, we couldn't be more excited about the opportunity that lies ahead.

Q2 2023 Financial Results

Second quarter 2023 revenues increased 18%, to $5.1 million, compared to $4.3 million in the second quarter of 2022, driven primarily by an increase in publishing and content studio sales revenues in the second quarter of 2023.

Inside of our immersive experience and media offer, we have two key components which work in tandem to deliver an advertisers' full campaign objectives:

- Publishing and content studio sales revenue increased 258%, to $1.0 million, and comprised 20% of total second quarter 2023 revenues. The increase was driven primarily by an increase in game development and immersive experience related revenues, reflecting a 234% increase in average publishing and content studio sales revenue per customer.
- Media and advertising revenue increased 3% to $3.6 million, and comprised 72% of total second quarter 2023 revenues.
- Direct to consumer revenue decreased $85,000, or 18% to $0.4 million compared to the comparable prior year quarter.

Second quarter 2023 cost of revenue increased 18%, to $2.9 million, compared to $2.5 million in the second quarter of 2022, which was consistent with the 18% increase in related revenue for the same periods. Cost of revenue fluctuates period to period based on the specific programs and revenue streams contributing to revenue each period and the related cost profiles of those programs. As a percent of revenue, gross profit in the second quarter of 2023

was 42% compared to 43% in the prior year comparable quarter.

GAAP operating expense in the second quarter of 2023 was $10.3 million, compared to $10.6 million in the comparable prior year quarter. GAAP operating expense for the second quarter of 2023 included total non-cash stock compensation and amortization charges totaling $4.3 million, compared to $2.4 million in the second quarter of 2022. Included in non-cash amortization for the second quarter of 2023 is a non-cash write-off of net developed technology related intangible assets acquired in connection with the acquisition of Bannerfy in 2021, totaling $2.3 million, which were disposed of in connection with management's review of operations and decision to allocate resources elsewhere.

Excluding non-cash stock compensation and amortization expense, proforma operating expense in the second quarter of 2023 was $6.0 million, compared to $8.3 million in the second quarter of 2022, reflecting a 28% decrease in operating expense, a material reduction reflecting the impact of the Company's ongoing cost reduction and optimization activities.

The decrease in operating expense was primarily due to a 71% reduction in cloud services and other technology platform costs, and decreases in personnel, marketing and other corporate costs. Operating expense in the second quarter of 2023 also included accrued contingent consideration expense totaling $540,000, related to earn out provisions in connection with our acquisitions of Super Biz in fiscal year 2021 and Melon in the second quarter of 2023.

On a GAAP-basis, which includes the impact of significant noncash amortization and stock compensation charges totaling $4.3 million and contingent consideration expense totaling $540,000, net loss in the second quarter of 2023 was $6.8 million, or $(0.17) per share, compared to a net loss of $8.7 million, or $(0.24) per share, in the comparable prior year quarter. GAAP net loss for the second quarter of 2023 included a noncash credit related to the change in fair value of a warrant liability established in the second quarter of 2023 totaling $1.0 million. The weighted average diluted share count for the second quarter of 2023 was 40.5 million, compared to 36.9 million for the second quarter of 2022.

Pro forma net loss for the second quarter of 2023, which excludes the impact of noncash charges and credits, was $3.8 million, or $(0.09) per share, compared to a pro forma net loss of $6.4 million, or $(0.17) per share, in the comparable prior year quarter.

As of June 30, 2023, we reported $2.6 million in cash with no debt. Continuing to enhance our liquidity has been a top priority. During the second quarter of 2023, we raised net proceeds totaling $10.3 million through sales of convertible preferred stock. These transactions were closed in a very challenging capital market environment and reflect our investors' confidence in our growth strategy and our ability to continue to finance our working capital needs. We encourage our investors to monitor our filings with the Securities and Exchange Commission for additional information. As previously indicated, as shareholders ourselves, we're committed to achieving positive cash flow while minimizing the dilutive effects in connection with any financing transaction consistent with our commitment to execute on our long-term strategy and continue our growth trajectory.

Outlook

As is the case with prior years, we expect our second half revenue to be much higher than our first half due to seasonality. **Looking at Q3, we expect revenue to be a third quarter record and north of $6.0 million based on the strength of early bookings.**


Barbie

I have consistently talked about Super League being in the strongest position in our history to execute our vision. Our rocketship to the immersive web has never had a more focused operation supported by a clean balance sheet with no debt that serviced over 100 brands last year. Lift-off is complete, and it is now about acceleration and scale as we march toward $100 million in revenues over the next few years. We will continue to act on all opportunities to further streamline our cost structure and expand into higher margin products to turn that important corner to profitability in short order.

While our roots and success are in the creation of immersive digital experiences and products inside of the world's largest open-world gaming platforms, our future is in building the premiere publishing engine for the immersive web.

We are grateful for your interest and ongoing support. Please join us for a continued earnings discussion today at 5pm E.T. in which we will answer pre-submitted questions from our shareholders and live questions from our sell side analysts.

Sincerely,

Ann Hand
CEO of Super League Gaming

About Super League

Super League is a leading strategically integrated publisher and creator of games and experiences across the world's largest immersive digital platforms. From metaverse gaming powerhouses such as Roblox, Minecraft, and Fortnite, to the most popular web3 environments such as The Sandbox and Decentraland, to bespoke worlds built using the most advanced 3D creation tools, Super League's innovative solutions provide incomparable access to massive audiences of consumers who gather in immersive digital spaces to socialize, play, explore, collaborate, shop, learn, and create. As a true end-to-end activation partner for dozens of global brands, Super League offers a complete range of development, distribution, monetization, and optimization capabilities designed to engage users through dynamic, energized programs. As an originator of new experiences fueled by a network of top developers, a comprehensive set of proprietary creator tools, and a future-forward team of creative professionals, Super League accelerates IP and audience success within the fastest growing sector of the media industry. For more, go to superleague.com.

SUPER LEAGUE GAMING, INC
CONDENSED BALANCE SHEET
(Unaudited)

	June 30, 2023	December 31, 2022
Assets		
Cash and cash equivalents	$ 2,569,000	$ 2,482,000
Accounts receivable	5,226,000	6,134,000
Prepaid expenses and other current assets	1,083,000	1,381,000
Total current assets	**8,878,000**	**9,997,000**
Property and Equipment, net	110,000	147,000
Intangible assets, net	16,152,000	20,066,000
Goodwill	1,864,000	-
Total assets	**$ 27,004,000**	**$ 30,210,000**
Liabilities		
Accounts payable and accrued expenses	$ 5,755,000	$ 6,697,000
Accrued contingent consideration	1,485,000	3,206,000
Contract Liabilities	269,000	111,000
Convertible debt, net	-	679,000
Total current liabilities	**7,509,000**	**10,693,000**
Accrued contingent consideration – long term	656,000	-
Warrant liability	1,764,000	-
Deferred tax liability	-	313,000
Total liabilities	**9,929,000**	**11,006,000**
Stockholders' Equity		
Preferred Stock	-	-
Common Stock	57,000	47,000
Additional paid-in capital	241,833,000	229,900,000
Accumulated deficit	(224,815,000)	(210,743,000)
Total stockholders' equity	**17,075,000**	**19,204,000**
Total liabilities and stockholders' equity	**$ 27,004,000**	**$ 30,210,000**

SUPER LEAGUE GAMING, INC CONDENSED STATEMENT OF CASH FLOWS (Unaudited)	Three Months Ended June 30, 2023	2022
REVENUE	$ 5,052,000	$ 4,279,000
COST OF REVENUE	(2,911,000)	(2,458,000)
GROSS PROFIT	**2,141,000**	**1,821,000**
OPERATING EXPENSES		
Selling, marketing and advertising	2,956,000	3,001,000
Engineering, technology and development	2,246,000	4,570,000
General and administrative	2,302,000	2,993,000
Contingent consideration	540,000	-
Loss on intangible asset disposal	2,284,000	-
TOTAL OPERATING EXPENSES	**10,328,000**	**10,564,000**
NET OPERATING LOSS	**(8,187,000)**	**(8,743,000)**
OTHER INCOME (EXPENSE)		
Interest expense	(2,000)	23,000
Change in fair value of warrant liability	1,040,000	-
OTHER INCOME (EXPENSE)	**1,038,000**	**23,000**
LOSS BEFORE BENEFIT FROM INCOME TAXES	**(7,149,000)**	**(8,720,000)**
BENEFIT FOR INCOME TAXES	313,000	-
NET LOSS	**$ (6,836,000)**	**$ (8,720,000)**
Net loss attributable to common stockholders - basic and diluted		
Basic and diluted loss per common share	$ (0.17)	$ (0.24)
Weighted-average number of shares outstanding, basic and diluted	**$ 40,494,953**	**$ 36,946,587**

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION (Unaudited)	Three Months Ended June 30, 2023	2022
GAAP net loss	$ (6,836,000)	$ (8,720,000)
Add back:		
Non-cash stock compensation	749,000	1,099,000
Non-cash amortization of intangibles	1,316,000	1,307,000
Loss on intangible asset disposal	2,284,000	-
Change in fair value of warrant liability	(1,040,000)	-
Noncash benefit for income taxes	(313,000)	-
Proforma net loss	**$ (3,840,000)**	**$ (6,314,000)**
Pro forma non-GAAP net earnings (loss) per common share — diluted	$ (0.09)	$ (0.17)
Non-GAAP weighted-average shares — diluted	**40,494,953**	**36,946,587**

SUPER LEAGUE GAMING, INC CONDENSED STATEMENT OF CASH FLOWS (Unaudited)	Six Months Ended June 30, 2023	2022
Operating Activities		
Net loss	$ (14,072,000)	$ (16,636,000)
Adjustments to reconcile net loss to net cash used in operations:		
Depreciation and amortization	2,679,000	2,701,000
Stock-based compensation	1,532,000	2,099,000
Change in fair value of warrant liability	(1,040,000)	-
Loss on intangible asset disposal	2,284,000	-
Change in fair value of contingent consideration	286,000	-
Change in fair value of convertible notes	-	(49,000)
Amortization of original issue discount on convertible notes	40,000	39,000
Changes in assets and liabilities		
Accounts Receivable	944,000	1,685,000
Prepaid Expenses and Other Assets	174,000	49,000
Accounts payable and accrued expenses	(1,131,000)	(74,000)
Accrued contingent consideration	(2,153,000)	-
Contract liabilities	158,000	(47,000)
Deferred taxes	(313,000)	(46,000)
Accrued interest on notes payable	(180,000)	32,000
Net Cash Used in Operating Activities	**(10,792,000)**	**(10,247,000)**
Investing Activities		
Cash paid in connection with Melon Acquisition, net	(150,000)	-
Purchase of property and equipment	(8,000)	(153,000)
Capitalization of software development costs	(483,000)	(497,000)
Purchase of game property	-	(500,000)
Acquisition of other intangibles	(11,000)	(71,000)
Net Cash Used in Investing Activities	**(652,000)**	**(1,221,000)**
Financing Activities		
Proceeds from issuance of preferred stock, net	12,070,000	-
Proceeds from issuance of common stock, net	-	8,000
Proceeds from convertible notes, net	-	4,000,000
Payments on convertible notes	(539,000)	(4,000)
Proceeds from stock option exercises	-	-
Net Cash Provided by Financing Activities	**11,531,000**	**4,004,000**
Net Decrease in Cash and Cash Equivalents	87,000	(7,464,000)
Cash and Cash Equivalents at Beginning of the Period	2,482,000	14,533,000
Cash and Cash Equivalents at End of the Period	**$ 2,569,000**	**$ 7,069,000**

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about Super League's growth strategies, the ability to actualize the benefits of the acquisition of Melon, our possible or assumed business strategies, new products, potential market opportunities and our ability to secure adequate working capital. Risks and uncertainties include, among other things, our ability to implement our plans, forecasts and other expectations with respect to our business; our ability to realize the anticipated benefits of events that took place during and subsequent to the quarter ended June 30, 2023, including the possibility that the expected benefits, particularly from our acquisitions consummated in 2021 and 2023, will not be realized or will not be realized within the expected time period; unknown liabilities that may or may not be within our control; attracting new customers and maintaining and expanding our existing customer base; our ability to scale and update our platform to respond to customers' needs and rapid technological change; increased competition in our market and our ability to compete effectively; and expansion of our operations and increased adoption of our platform internationally. Additional risks and uncertainties that could affect our financial condition and operating results will be

included in the section titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2022 and other filings that we make from time to time with the Securities and Exchange Commission (the "SEC") which, once filed, are available on the SEC's website at www.sec.gov. In addition, any forward-looking statements contained in this communication are based on assumptions that we believe to be reasonable as of this date. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Information About Non-GAAP Financial Measures

As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America. To supplement our financial statements included in our annual and quarterly reports filed with the SEC, which financial statements are prepared and presented in accordance with GAAP, this earnings release includes pro forma net loss, a financial measure that is considered a non-GAAP financial measure as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use pro forma net loss, pro forma earnings per share (EPS) and other non-GAAP financial measures for internal financial and operational decision-making purposes and to evaluate period-to-period comparisons of the performance and results of operations of our business. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding the performance of our business by excluding non-cash goodwill impairment charges, non-cash stock compensation charges, non-cash amortization of intangible asset charges, and non-recurring, non-cash credits, that may not be indicative of our recurring core business operating results. These non-GAAP financial measures also facilitate management's internal planning and comparisons to our historical performance and liquidity. We believe these non-GAAP financial measures are useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and are used by our institutional investors and the analyst community to help them analyze the performance and operational results of our core business.

Pro Forma Net Loss and EPS. We define pro forma net loss as net loss calculated in accordance with GAAP, but excluding non-cash goodwill impairment charges, non-cash stock compensation charges, non-cash amortization of intangible assets, and non-recurring, non-cash credits. Pro forma EPS is defined as pro forma net income divided by the weighted average outstanding shares, on a fully diluted basis, calculated in accordance with GAAP, for the respective reporting period.

Due to the inherent volatility in stock prices, the use of estimates and assumptions in connection with the valuation and expensing of share-based awards and the variety of award types that companies can issue under FASB ASC Topic 718, management believes that providing a non-GAAP financial measure that excludes non-cash stock compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies period to period, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results.

Due to the use of estimates and assumptions pursuant to the guidance set forth in FASB ASC Topic 805 in connection with the valuation of assets acquired and liabilities assumed in connection with business combinations, for merger and acquisition transactions that include the issuance of common stock as all or a component of the purchase consideration, management believes that providing a non-GAAP financial measure that excludes non-cash goodwill and non-cash amortization related to these assets acquired for the applicable reporting period allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies period to period, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results.

There are several limitations related to the use of pro forma net loss and EPS versus net loss EPS calculated in accordance with GAAP. For example, non-GAAP net loss excludes the impact of significant non-cash stock compensation that are or may be recurring for the foreseeable future. In addition, non-cash stock compensation is a critical component of our employee compensation and retention programs and the cost associated with consideration issued in connection with mergers and acquisitions is a critical component of the cost of those acquisitions over the useful lives of the related intangible assets acquired. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net loss and evaluating non-GAAP net loss in conjunction with net loss and EPS calculated in accordance with GAAP.

The accompanying table below titled "Reconciliation of GAAP to Non-GAAP Financial Information" provides a reconciliation of the non-GAAP financial measures presented to the most directly comparable financial measures prepared in accordance with GAAP.

Investor Relations Contact:
Shannon Devine / Mark Schwalenberg
MZ North America
Main: 203-741-8811
SLGG@mzgroup.us

Media Contact
Gillian Sheldon
gillian.sheldon@superleague.com

SUPER LEAGUE